News Release

Exhibit 99.1

Contact:
L. Nash Allen, Jr	Gary C. Bonds
Treasurer and Chief Financial	Senior Vice President and
Officer	Controller
662/680-2330	662/680-2332
BancorpSouth Announces Earnings of $0.43 per Diluted Share
for First Quarter 2008
TUPELO, Miss., April 21, 2008/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) today announced financial results for the first quarter ended March 31, 2008.
Highlights of the announcement include:

•	An increase in net interest revenue of 11.6 percent to $110.1 million for the first quarter of 2008, the third consecutive quarter of double-digit growth from the comparable period in the prior year.

•	The expansion of net interest margin to 3.79 percent for the quarter, the highest level in five years.

•	A 13.5 percent increase in noninterest revenue over the first quarter of 2007 to $66.2 million.

•	Strong credit quality, despite some deterioration in nonperforming loans, annualized net charge-offs and allowance for credit losses in the current economic cycle.

•	Growth in insurance commission revenue of 24.6 percent compared to the first quarter of 2007, primarily reflecting the third quarter 2007 acquisition of the Insurance Network of Jonesboro, Arkansas, as well as the acquisitions in the first quarter of 2008 of the Joe Max Green/Insurance Concepts Insurance Agency headquartered in Nacogdoches, Texas, and an insurance broker in Springfield, Missouri.

•	The origination of $280.7 million in mortgages for the first quarter of 2008, an increase of 70.0 percent from the first quarter of 2007 and 30.4 percent from the fourth quarter of 2007.

•	A $1.1 million reversal of a portion of a prior charge related to a guarantee of Visa’s obligations for certain litigation matters and a $2.8 million gain related to the sale of shares of Visa common stock in connection with its initial public stock offering.
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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
Bancorp South, Inc. is a financial holding company.

BXS Announces First Quarter Results

April 21, 2008
•	Further strengthening of BancorpSouth’s capital structure reflected by an 8.7 percent increase in shareholders’ equity at the end of the first quarter of 2008 from the end of the first quarter of 2007. BancorpSouth’s equity to asset ratio was 9.30% at March 31, 2008.
First Quarter 2008 Summary Results
The Company’s net income for the first quarter of 2008 increased 4.7 percent to $35.1 million from $33.6 million for the first quarter of 2007. Net income per diluted share for the first quarter of 2008 increased 2.4 percent to $0.43 from $0.42 for the first quarter of 2007.
“BancorpSouth performed well for the first quarter in a challenging economic environment,” said Aubrey Patterson, Chairman and Chief Executive Officer of BancorpSouth. “We produced double-digit growth in both net interest revenue and noninterest revenue, while achieving further improvement in operating efficiency. In addition to funding moderate loan growth, our asset/liability management strategies drove the second consecutive quarterly increase in our net interest margin to the highest level since the first quarter of 2003. BancorpSouth’s credit quality and capital structure remain strong, and we have maintained ample sources of liquidity.
“As our expanding insurance business demonstrates, we continue to execute our long-term growth strategy throughout the economic cycle. The acquisition of two insurance agencies in the first quarter of 2008 follows our proven strategy of aligning with market-leading providers. We expect them to strengthen our presence in a number of attractive growth markets and to provide our initial entry into others. We also opened five full-service banking locations during the first quarter as we expanded operations in growing markets within our eight-state franchise.”
Net Interest Revenue
Interest revenue for the first quarter of 2008 increased 1.8 percent, or $3.3 million, to $190.5 million from $187.1 million for the first quarter of 2007 and decreased 6.4 percent from $203.6 million for the fourth quarter of 2007. Interest expense decreased 9.1 percent, or $8.1 million, to $80.4 million for the first quarter of 2008 from $88.5 million for the first quarter of 2007 and decreased 14.4 percent from $93.9 million for the fourth quarter of 2007.
The average taxable equivalent yield on earning assets decreased to 6.50 percent for the first quarter of 2008 from 6.85 percent for the first quarter of 2007 and from 6.84 percent for the fourth quarter of 2007. The average rate paid on interest bearing liabilities was 3.19 percent for the first quarter of 2008, down from 3.80 percent for the first quarter of 2007 and 3.68 percent for the fourth quarter of 2007.
Net interest revenue increased 11.6 percent to $110.1 million for the first quarter of 2008 from $98.7 million for the first quarter of 2007 and increased 0.4 percent from $109.7 million for the fourth quarter of 2007. Net interest margin increased to 3.79 percent for the first quarter of 2008 compared with 3.66 percent for the first quarter of 2007 and 3.72 percent for the fourth quarter of 2007.
Patterson commented, “In a declining interest rate environment and with moderate loan growth, our asset/liability management initiatives produced an increase in net interest margin for the
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BXS Announces First Quarter Results

April 21, 2008
second consecutive quarter. We expanded interest revenue by continuing to fund loan growth primarily with proceeds from maturing lower yielding investment securities and short-term borrowings from the Federal Home Loan Bank (FHLB). Our investment portfolio also experienced a slight increase in yield for the quarter.
“Through conservative pricing of public fund time deposits, we reduced other time deposits by 13.8 percent at the end of the quarter from the same time in 2007, while continuing our strong focus on serving the needs of our core deposit customers. Our comparable-quarter data further demonstrates our use of FHLB borrowings and moderate growth in demand deposits to offset the decrease in these higher rate time deposits. As interest rates declined in the first quarter of 2008, demand deposits increased, reducing our use of short-term FHLB borrowings. As a result, we generated a 5.3 percent increase in demand deposits for the first quarter compared with the fourth quarter of 2007 and a 39.1 percent reduction in short-term FHLB borrowings. The resulting decline in interest expense combined with the increase in interest revenue produced BancorpSouth’s third consecutive double-digit increase in net interest revenue on a comparable quarter basis, supporting the growth achieved in net interest margin.”
Deposit and Loan Activity
Total assets at March 31, 2008 increased 1.5 percent to $13.2 billion from $13.0 billion at March 31, 2007. Total deposits declined 5.4 percent to $10.1 billion at March 31, 2008 from $10.7 billion at March 31, 2007. Loans and leases, net of unearned income, increased 5.7 percent to $9.2 billion at March 31, 2008 from $8.7 billion at March 31, 2007.
“The increase in BancorpSouth’s total loans since the first quarter last year represented solid organic growth,” said Patterson. “As the economy slowed in recent quarters, we have continued to produce positive results, although the 2.3 percent annualized rate of loan growth for the first quarter of 2008 reflects the impact of a challenging economic environment. The slower growth in total assets for the 12 months ended March 31, 2008 primarily reflects our use of maturing securities to fund loan growth. While total deposits declined 5.4 percent over the same period, demand deposits increased 2.1 percent and total time deposits decreased 12.2 percent.”
Provision for Credit Losses and Allowance for Credit Losses
For the first quarter of 2008, the provision for credit losses was $10.8 million compared with $1.4 million for the first quarter of 2007 and $7.8 million for the fourth quarter of 2007. The unusually low provision for credit losses for the first quarter of 2007 was primarily a result of net charge-offs reaching an unsustainably low level during the quarter. Annualized net charge-offs were 0.29 percent of average loans and leases for the first quarter of 2008 compared with 0.08 percent for the first quarter of 2007 and 0.21 percent for the fourth quarter of 2007.
Non-performing loans and leases increased to $38.7 million, or 0.42 percent of loans and leases, at March 31, 2008 from $24.2 million, or 0.28 percent of loans and leases, at March 31, 2007 and from $29.2 million, or 0.32 percent of loans and leases, at December 31, 2007. The allowance for credit losses was 1.29 percent of loans and leases at March 31, 2008 compared with 1.20 percent of loans and leases at March 31, 2007 and 1.25 percent of loans and leases at December 31, 2007.
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BXS Announces First Quarter Results

April 21, 2008
Patterson added, “The increase in the provision for credit losses for the first quarter was consistent with the rise in net charge-offs and nonperforming loans. These increases, in part, reflect a slowing economic environment, although markets across our eight-state franchise remain relatively steady. Our strength of credit quality, a reflection of conservative lending and credit policies consistently applied, continues to differentiate BancorpSouth from our peers.”
Noninterest Revenue
For the first quarter of 2008, noninterest revenue increased 13.5 percent to $66.2 million from $58.4 million for the first quarter of 2007. This growth was driven by a 24.6 percent increase in insurance commission revenue and 16.0 percent growth in credit and debit card fee revenue. Comparable quarter mortgage lending revenue, excluding changes in the value of the mortgage servicing asset, rose 37.7 percent. This increase was offset by a decline in the value of the mortgage servicing asset totaling $3.4 million for the first quarter of 2008 compared with a $1.8 million decline in value for the first quarter of 2007. The acquisition of The Signature Bank, effective March 1, 2007, and the insurance agencies acquired in 2007 and 2008 contributed to the increases in the various categories of noninterest revenue. Noninterest revenue also includes the $2.8 million gain from the sale of Visa stock discussed above.
“We are pleased with the strong growth of our noninterest revenue, which reached 60.2% of net interest revenue for the quarter,” remarked Patterson. “Our noninterest revenue products and services continue to diversify our total revenue and reduce our interest rate spread dependency. They also differentiate BancorpSouth in our markets by enabling us to provide comprehensive solutions to our customers’ financial needs.
“The two insurance agency acquisitions completed during the first quarter are representative of ongoing opportunities to expand this line of business through the purchase of quality operations in existing or contiguous markets. During 2007, our insurance revenue ranked 38th in the country, according to Business Insurance, and sixth among commercial banks, according to Michael White/Symetra.”
Noninterest Expense
Noninterest expense increased 7.4 percent to $113.5 million for the first quarter of 2008 from $105.6 million for the first quarter of 2007 and increased 3.0 percent from $110.2 million for the fourth quarter of 2007. The comparable-quarter increase in noninterest expense is primarily attributable to the acquisition of The Signature Bank, effective March 1, 2007, and the insurance agencies acquired in 2007 and 2008. BancorpSouth also incurred additional salaries, employee benefits and occupancy expense associated with the opening of new loan production offices and full-service branch bank offices during 2007 and the first quarter of 2008. Noninterest expense also includes the positive effect of a $1.1 million reversal of a portion of the $2.3 million charge in the fourth quarter of 2007 related to a guarantee of Visa’s obligations for certain litigation matters.
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BXS Announces First Quarter Results

April 21, 2008
Capital Management
BancorpSouth repurchased 15,000 shares of its common stock during the first quarter of 2008 under a stock repurchase plan for the repurchase of up to three million shares that commenced on May 1, 2007 and expires on April 30, 2009. BancorpSouth will continue to evaluate additional share repurchase opportunities under this plan. The Company has repurchased approximately 12.0 million shares of its common stock since its original share repurchase program was initiated in 2001.
Patterson stated, “The Company is committed to maintaining a sound and adequate capital position to comfortably meet the needs of the marketplace. Our capital to asset ratio at March 31, 2008 was 9.30 percent, compared to 8.69 percent at March 31, 2007, and 9.07 percent at December 31, 2007.”
Summary
Patterson concluded, “We attribute BancorpSouth’s solid first quarter operating and financial performance primarily to our disciplined, consistent adherence to conservative growth strategies and operating policies. Because of our commitment to this philosophy throughout the economic cycle, we have maintained strong credit quality, capital and liquidity, positioning BancorpSouth to take full advantage of future growth opportunities.
“While we do not minimize the continuing challenges our industry faces in a slowing economic environment, our strong foundation enhances our ability to provide outstanding service to our core customers and to implement strategies to expand market share. As a result, we are proceeding with plans to strengthen our presence in existing and contiguous markets through additional de novo branch bank development. The BancorpSouth team has leveraged our proven business model to build a long-term record of growth through many business cycles. We remain confident of our prospects for continuing to achieve our growth objectives.”
Conference Call
BancorpSouth will conduct a conference call to discuss its first quarter 2008 results tomorrow, April 22, 2008, at 10:00 a.m. (Central Time). Investors may listen via the Internet by accessing BancorpSouth’s website at http://www.bancorpsouth.com. A replay of the conference call will be available at BancorpSouth’s website for at least two weeks following the call.
Forward-Looking Statements
Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements
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BXS Announces First Quarter Results

April 21, 2008
include, without limitation, statements relating to our strategy of aligning with market-leading providers, expansion in existing and contiguous markets, our credit quality and repurchases under our common stock repurchase plan.
We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include, but are not limited to, changes in economic conditions and government fiscal and monetary policies, fluctuations in prevailing interest rates and the ability of BancorpSouth to manage its assets and liabilities to limit exposure to changing interest rates, the ability of BancorpSouth to increase noninterest revenue and expand noninterest revenue business, the ability of BancorpSouth to maintain credit quality, changes in laws and regulations affecting financial service companies in general, the ability of BancorpSouth to compete with other financial services companies, the ability of BancorpSouth to provide and market competitive services and products, changes in BancorpSouth’s operating or expansion strategy, geographic concentration of BancorpSouth’s assets, the ability of BancorpSouth to manage its growth and effectively serve an expanding customer and market base, the ability of BancorpSouth to achieve profitable growth and increase shareholder value, the ability of BancorpSouth to attract, train and retain qualified personnel, the ability of BancorpSouth to repurchase its common stock on favorable terms, the ability of BancorpSouth to identify, close and effectively integrate potential acquisitions, the ability of BancorpSouth to expand geographically and enter growing markets, changes in consumer preferences, other factors generally understood to affect the financial results of financial services companies, and other factors described from time to time in BancorpSouth’s filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.2 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 290 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth bank also operates an insurance location in Illinois.
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BXS Announces First Quarter Results

April 21, 2008
BancorpSouth, Inc.
Selected Financial Data

	Three Months Ended
	March 31,
	2008	2007
(Dollars in thousands, except per share amounts)
Earnings Summary:
Net interest revenue	$110,070	$98,668
Provision for credit losses	10,811	1,355
Non-interest revenue	66,231	58,359
Non-interest expense	113,470	105,610

Income before income taxes	52,020	50,062
Income tax provision	16,875	16,485

Net income	$35,145	$33,577

Earning per share: Basic	$0.43	$0.42

Diluted	$0.43	$0.42

Balance sheet data at March 31:
Total assets	$13,154,871	$12,960,658
Total earning assets	11,909,702	11,834,420
Loans and leases, net of unearned income	9,233,023	8,739,106
Allowance for credit losses	119,301	104,687
Total deposits	10,086,201	10,659,493
Common shareholders’ equity	1,223,653	1,126,003
Book value per share	14.86	13.70

Average balance sheet data:
Total assets	$13,100,524	$12,296,324
Total earning assets	11,947,759	11,226,190
Loans and leases, net of unearned interest	9,213,294	8,150,205
Total deposits	10,090,342	10,036,386
Common shareholders’ equity	1,199,457	1,055,665

Non-performing assets at March 31:
Non-accrual loans and leases	$14,709	$10,128
Loans and leases 90+ days past due	21,522	12,749
Restructured loans and leases	2,493	1,312
Other real estate owned	26,623	9,215
Net charge-offs as a percentage of average loans (annualized)	0.29%	0.08%

Performance ratios (annualized):
Return on average assets	1.08%	1.11%
Return on common equity	11.78%	12.90%

Net interest margin	3.79%	3.66%

Average shares outstanding — basic	82,330,916	79,456,437
Average shares outstanding — diluted	82,533,799	79,892,404
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BXS Announces First Quarter Results

April 21, 2008
BancorpSouth, Inc
Consolidated Balance Sheet
(Unaudited)

	March 31,		%
	2008	2007	Change
	(Dollars in thousands)
Assets
Cash and due from banks	$290,246	$292,401	(0.74%)
Interest bearing deposits with other banks	19,258	11,390	69.08%
Held-to-maturity securities, at amortized cost	1,523,994	1,693,329	(10.00%)
Available-for-sale securities, at fair value	971,613	1,102,248	(11.85%)
Federal funds sold and securities purchased under agreement to resell	—	225,055	(100.00%)
Loans and leases	9,280,659	8,785,170	5.64%
Less: Unearned income	47,636	46,064	3.41%
Allowance for credit losses	119,301	104,687	13.96%

Net loans and leases	9,113,722	8,634,419	5.55%
Loans held for sale	161,814	63,291	155.67%
Premises and equipment, net	328,920	306,659	7.26%
Accrued interest receivable	92,520	94,854	(2.46%)
Goodwill	270,762	250,337	8.16%
Other assets	382,022	286,675	33.26%

Total Assets	$13,154,871	12,960,658	1.50%

Liabilities Deposits:
Demand: Noninterest bearing	$1,722,914	1,787,365	(3.61%)
Interest bearing	3,484,607	3,312,765	5.19%
Savings	725,494	743,767	(2.46%)
Other time	4,153,186	4,815,596	(13.76%)

Total deposits	10,086,201	10,659,493	(5.38%)
Federal funds purchased and securities sold under agreement to repurchase	784,532	702,837	11.62%
Short-term Federal Home Loan Bank borrowings	430,000	—	NA
Accrued interest payable	34,203	42,231	(19.01%)
Junior subordinated debt securities	160,312	163,405	(1.89%)
Long-term Federal Home Loan Bank borrowings	288,939	152,186	89.86%
Other liabilities	147,031	114,503	28.41%

Total Liabilities	11,931,218	11,834,655	0.82%
Shareholders’ Equity Common stock	205,913	205,447	0.23%
Capital surplus	200,742	186,089	7.87%
Accumulated other comprehensive income (loss)	1,032	(23,120)	NA
Retained earnings	815,966	757,587	7.71%

Total Shareholders’ Equity	1,223,653	1,126,003	8.67%

Total Liabilities & Shareholders’ Equity	$13,154,871	$12,960,658	1.50%

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BXS Announces First Quarter Results

April 21, 2008
BancorpSouth, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter To Date
	Mar-08	Dec-07	Sep-07	Jun-07	Mar-07
INTEREST REVENUE:
Loans and leases	$159,184	$171,068	$174,787	$169,717	$153,241
Deposits with other banks	208	274	316	268	286
Federal funds sold and securities purchased under agreement to resell	67	311	232	633	2,511
Held-to-maturity securities:
Taxable	15,947	16,890	17,585	16,962	16,705
Tax-exempt	2,075	2,120	2,077	2,044	2,015
Available-for-sale securities:
Taxable	9,564	10,227	10,554	10,839	9,592
Tax-exempt	1,204	941	960	1,010	1,115
Loans held for sale	2,210	1,751	1,454	1,082	1,675

Total interest revenue	190,459	203,582	207,965	202,555	187,140

INTEREST EXPENSE:
Interest bearing demand	17,257	19,765	22,189	21,992	19,887
Savings	1,543	1,934	2,503	2,481	2,383
Other time	46,860	52,551	55,728	55,459	51,985
Federal funds purchased and securities sold under agreement to repurchase	5,195	8,259	9,151	9,283	7,824
Federal Home Loan Bank Borrowings	6,285	8,107	7,130	3,332	3,302
Other	3,249	3,309	3,348	3,350	3,091

Total interest expense	80,389	93,925	100,049	95,897	88,472

Net interest revenue	110,070	109,657	107,916	106,658	98,668
Provision for credit losses	10,811	7,771	5,727	7,843	1,355

Net interest revenue, after provision for credit losses	99,259	101,886	102,189	98,815	97,313

NONINTEREST REVENUE:
Mortgage lending	1,543	(1,149)	100	5,484	1,779
Credit card, debit card and merchant fees	7,976	7,904	7,667	7,391	6,874
Service charges	15,839	18,125	17,281	17,677	15,396
Trust income	2,234	2,996	2,487	2,457	2,214
Security gains, net	78	97	7	10	7
Insurance commissions	24,668	16,181	17,542	17,665	19,794
Other	13,893	11,160	12,810	9,548	12,295

Total noninterest revenue	66,231	55,314	57,894	60,232	58,359

NONINTEREST EXPENSES:
Salaries and employee benefits	70,175	64,594	63,269	63,851	63,628
Occupancy, net of rental income	9,483	8,967	8,959	8,709	8,463
Equipment	6,433	6,078	6,057	6,053	6,026
Other	27,379	30,530	28,066	27,315	27,493

Total noninterest expenses	113,470	110,169	106,351	105,928	105,610

Income before income taxes	52,020	47,031	53,732	53,119	50,062
Income tax expense	16,875	14,803	17,475	17,238	16,485

Net income	$35,145	$32,228	$36,257	$35,881	$33,577

Net income per share: Basic	$0.43	$0.39	$0.44	$0.44	$0.42

Diluted	$0.43	$0.39	$0.44	$0.43	$0.42

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BXS Announces First Quarter Results

April 21, 2008
BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2008
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$9,356,790	$162,267	6.97%
Held-to-maturity securities:
Taxable	1,406,000	15,947	4.56%
Tax-exempt	191,754	3,192	6.69%
Available-for-sale securities:
Taxable	864,368	9,563	4.45%
Tax-exempt	102,658	1,853	7.26%
Short-term investments	26,189	275	4.22%

Total interest earning assets and revenue	11,947,759	193,097	6.50%
Other assets	1,273,866
Less: allowance for credit losses	(121,101)

Total	$13,100,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$3,485,167	$17,257	1.99%
Savings	709,403	1,543	0.88%
Other time	4,291,257	46,860	4.39%
Short-term borrowings	1,247,203	9,015	2.91%
Junior subordinated debt	160,312	3,184	7.99%
Long-term debt	249,391	2,530	4.08%

Total interest bearing liabilities and expense	10,142,733	80,389	3.19%
Demand deposits - noninterest bearing	1,604,515
Other liabilities	153,819

Total liabilities	11,901,067
Shareholders’ equity	1,199,457

Total	$13,100,524

Net interest revenue		$112,708

Net interest margin			3.79%
Net interest rate spread			3.31%
Interest bearing liabilities to interest earning assets			84.89%

Net interest tax equivalent adjustment		$2,638
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BXS Announces First Quarter Results

April 21, 2008
BancorpSouth, Inc.
Average Balances, Interest Income and Expense,
and Average Yields and Rates
(Dollars in thousands)
(Unaudited)

	Quarter Ended
	March 31, 2007
	Average		Yield/
(Taxable equivalent basis)	Balance	Interest	Rate
ASSETS
Loans, loans held for sale, and leases net of unearned income	$8,254,869	$155,740	7.65%
Held-to-maturity securities:
Taxable	1,523,186	16,705	4.45%
Tax-exempt	184,853	3,099	6.80%
Available-for-sale securities:
Taxable	964,323	9,592	4.03%
Tax-exempt	93,108	1,716	7.47%
Short-term investments	205,851	2,798	5.51%

Total interest earning assets and revenue	11,226,190	189,650	6.85%
Other assets	1,170,197
Less: allowance for credit losses	(100,063)

Total	$12,296,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — interest bearing	$3,130,639	$19,887	2.58%
Savings	722,849	2,384	1.34%
Other time	4,521,939	51,985	4.66%
Short-term borrowings	761,968	9,093	4.84%
Junior subordinated debt	151,239	3,081	8.26%
Long-term debt	141,183	2,042	5.87%

Total interest bearing liabilities and expense	9,429,817	88,472	3.80%
Demand deposits - noninterest bearing	1,660,959
Other liabilities	149,883

Total liabilities	11,240,659
Shareholders’ equity	1,055,665

Total	$12,296,324

Net interest revenue		$101,178

Net interest margin			3.66%
Net interest rate spread			3.05%
Interest bearing liabilities to interest earning assets			84.00%

Net interest tax equivalent adjustment		$2,510
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